Joint Filer Information Name: 445327 Ontario Limited

Address:	14875 Bayview Avenue, R.R.#2, Aurora, Ontario Canada L4G 3G8

Designated Filer: Stronach Trust Issuer & Ticker Symbol: Magna Entertainment Corp. (MECA) Date of Event Requiring Statement: 7/12/2004 Designated Signatory: Stronach Trust

Name: Frank Stronach

Address:	Badener Strasse 12, Oberwaltersdorf, Austria 2522

Designated Filer: Stronach Trust

Issuer & Ticker Symbol: Magna Entertainment Corp. (MECA)

Date of Event Requiring Statement: 7/12/2004

Relationship of Reporting Person to Issuer: Director, Officer (Chairman) and 10% Stockholder

Designated Signatory: Stronach Trust